     As filed with the Securities and Exchange Commission on _________, 1999

                                                     Registration No. __________



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________
                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                 CIVIC BANCORP

                                 _____________
            (Exact name of registrant as specified in its charter)

        California                                      68-0022322
    (State or other jurisdiction of            (IRS employer identification no.)
    incorporation or organization)


              2101 Webster Street, Oakland, California 94612-3043
             ---------------------------------------------------
          (Address of principal executive office, including zip code)

                  Civic BanCorp Employee Stock Purchase Plan
                  ------------------------------------------
                           (Full title of the Plan)

   Herbert C. Foster, Civic BanCorp, 2101 Webster Street, Oakland, CA 94612-3043
   -----------------------------------------------------------------------------
                    (Name and address of agent for service)
                              (510) 836-6500
                              --------------
         (Telephone number, including area code, of agent for process)

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
Title of seurities   Amount to       Proposed             Proposes             Amount of
to be registered     be registered   maximum offering     maximum              registration fee
                                     price per share*     aggregate offering*
           ---------------------------------------------------------------------------------------
    Common Stock,    105,00          $13.75               $1,443,750           $401.37
    no par value

--------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating this fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for shares of common stock of the registrant as reported on The Nasdaq National Market on September 20, 1999

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Civic BanCorp Employee Stock Ownership Plan ("Plan") and an additional indeterminate number of shares or rights which by reason of certain events specified in the Plan may become subject to the Plan.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Pursuant to the instructions for Form S-8, information required in the prospectus (Items 1 and 2) is not included in this Registration Statement.



                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Document by Reference.

     The following documents previously filed or to be filed with the Commission pursuant to the Securities Exchange Act of 1934 ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Registrant 10-K");

     (b) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (c) Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report on Form 10-K referred to in paragraph (a) above.

     (e) The description of the Registrant's common stock contained in the Registration Statement filed under the Exchange Act, including the description of the Shareholder Rights Plan as described in the Form 8-A Rights Agreement previously filed with the Commission.

     All documents filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof.


Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the Shares that may be offered under the Civic BanCorp Employee Stock Purchase Plan will be passed upon for the Registrant by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California. Attorneys who are partners of or employed by McCutchen, Doyle, Brown & Enersen LLP in the aggregate own approximately 3,600 Shares.


Item 6. Indemnification of Directors and Officers.

        The articles of incorporation of the Registrant limit liability of directors for breaches of the duty of care. The Registrant's bylaws provides indemnification in Article 5 for officers, employees and directors, to the fullest extent permitted under Section 317 of the California Corporation Law.

        Section 317 expressly grants to each California corporation the power to indemnify its directors, officers and agents against judgments, fines, settlements and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, if inconsistent with the articles of incorporation, bylaws, shareholder resolutions or an agreement which prohibits or limits indemnification.

        With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, except to the extent the court approves indemnification of expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by
Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

        FDIC regulations prohibit the indemnification by insured banks and their holding companies of their directors, officers and other institution-affiliated persons for that portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which a director, officer or other party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured institution or required to cease and desist from or to take an affirmative action under the Federal Deposit Insurance Act. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's Board of Directors, in good faith, determines that the individual acted in good faith and in a manner that he or she believed to be in the best interests of the institution and that the payment of indemnification will not adversely affect the institution's safety and soundness. The director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

        The Registrant also maintains officers and director's liability insurance for an annual aggregate maximum of $10,000,000.


Item 7. Exemption From Registration Claimed.

        Not applicable.


ITEM 8. Exhibits

         4.1   Civic BanCorp Employee Stock Purchase Plan.

         5.1 Opinion of McCutchen, Doyle, Brown & Enersen LLP with respect to legality.

         23.1  Consent of KPMG LLP.

         23.2 Consent of McCutchen, Doyle, Brown & Enersen LLP included in Opinion filed as Exhibit 5.1

         24.1  Power of Attorney


Item 9. Undertakings.

        (a)    Registrant hereby undertakes:

               (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.


     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakland, State of California, on this 20th day of September, 1999.

                                        Civic BanCorp

                                        By /s/ HERBERT C. FOSTER
                                        ---------------------------------------
                                        Herbert C. Foster
                                        President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                            Title                      DATE

/s/ HERBERT C. FOSTER                President and Chief
--------------------------------     Executive Officer and
                                     Director (Principal
                                     Executive Officer)         Sept. 20, 1999


/s/ GERALD J. BROWN                  Chief Financial Officer
--------------------------------     (Principal Financial and
Gerald J. Brown                      Accounting Officer)        Sept. 20, 1999



/s/ DONALD CARR                      Director                   Sept. 20, 1999
--------------------------------
C. Donald Carr


/s/ DAVID L. CUTTER                  Director                   Sept. 20, 1999
--------------------------------
David L. Cutter


/s/ WAYNE E S. DOIGUCHI              Director                   Sept. 20, 1999
--------------------------------
Wayne S. Doiguchi


/s/ JOHN W. GLENN                    Director                   Sept. 20, 1999
--------------------------------
John W. Glenn

/s/ PAUL R HANDLERY                  Director                   Sept. 20, 1999
--------------------------------
Paul R. Handlery


/s/ JAMES C. JOHNSON                 Director                   Sept. 20, 1999
--------------------------------
James C. Johnson


/s/ PAUL C. KEPLER                   Director                   Sept. 20, 1999
--------------------------------
Paul C. Kepler


/s/ JOHN E. LINDSTEDT                Director                   Sept. 20, 1999
--------------------------------
John E. Lindstedt


/s/ EDWARD G. MEIN                   Director                   Sept. 20, 1999
--------------------------------
Edward G. Mein


/s/ DALE D. REED                     Director                   Sept. 20, 1999
--------------------------------
Dale D. Reed


/s/ BARLAY SIMPSON                   Director                   Sept. 20, 1999
--------------------------------
Barclay Simpson

                                  Exhibit Index

               -------------------------------------------------

4.1      Civic BanCorp Employee Stock Purchase Plan.

5.1 Opinion of McCutchen, Doyle, Brown & Enersen LLP with respect to legality.

23.1     Consent of KPMG LLP.

23.2 Consent of McCutchen, Doyle, Brown & Enersen LLP included in Opinion filed as Exhibit 5

24.1     Powers of Attorney


                                      E-1

                                       8